Exhibit 10.18

AGREEMENT

This Agreement (the “Agreement”) is entered into by and between Hercules Drilling Company, LLC, d/b/a Hercules Drilling Company, a Delaware limited liability company (the “Company”) and Thomas J. Seward II (“Seward”), effective seven days following Seward’s execution of the Agreement.

WHEREAS, Seward’s employment with the Company or any of its affiliates will terminate on September 30, 2005 (the “Termination Date”);

WHEREAS, in connection with the termination of Seward’s employment with the Company, the Company and Seward desire to enter into this Agreement on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, and agreements contained herein, the Company and Seward hereby agree as follows:

1. Resignation: Seward agrees that, as of the Termination Date, he has resigned all positions with the Company and its affiliates (including without limitation Hercules Offshore, LLC), including without limitation as President of the Company and as a member or nominee of the Company’s Board of Directors, as well as any trustee position or signatory authority.

2. Payments to Seward: The Company agrees to pay the following sums of money:

(a) The Company agrees to pay Seward the sum of Four Hundred Thirty-Four Thousand Seven Hundred Twelve Dollars ($434,712.00) less applicable withholdings required by law. This payment will be made to Seward no earlier than the eighth day following the execution of this Agreement.

(b) If Seward timely elects to continue health coverage as described in Paragraph 13, the Company agrees to pay to Seward the cost of ten months’ premiums in a lump sum no earlier than the eighth day following the execution of this Agreement.

(c) The Company will transfer the lease of the residence at 2777 Woodland Park Drive, #414, Houston, Texas to Seward no earlier than the eighth day following the execution of this Agreement.

(d) The Company agrees to pay Seward’s reasonable attorneys’ fees and costs incurred in negotiating this Agreement.

3. Release Of Claims: Seward hereby RELEASES AND FOREVER DISCHARGES the Company and its Affiliates (as defined below), and their respective owners, members, stockholders, agents, directors, officers, managers, partners, employees, insurers, representatives, lawyers, employee welfare benefit plans, pension plans and/or deferred compensation plans and their trustees, administrators or other fiduciaries, the successors or assigns of any of the foregoing, and all persons acting by, through, under, or in concert with them, or any of them (collectively, the “Released Parties”) of and from any and all manner of action or actions, cause or causes of action, at law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, direct or indirect, asserted or unasserted, liquidated or unliquidated, due or to become due (hereinafter called “claims”), which Seward now has or may hereafter have against the Released Parties by reason of any matter, cause, or thing whatsoever up to and including the date hereof including but not limited to those claims arising out of his employment with the Company or any Affiliate, the termination of such employment, or arising pursuant to any contract between the parties thereto. Without limiting the generality of the foregoing, the claims released herein include any claims arising out of, based upon, or in any way related to:

(a) the Employment Agreement between the Company and Seward dated January 1, 2005, and any amendments or supplements to that agreement (the “Employment Agreement”);

(b) any claim of entitlement to present or future employment or reemployment with the Company or any Affiliate;

(c) any property, contract, or tort claims, including any and all claims of wrongful discharge, breach of employment contract, breach of any covenant of good faith and fair dealing, retaliation, intentional or negligent infliction of emotional distress, tortious interference with contract or existing or prospective economic advantage, negligence, misrepresentation, breach of privacy, defamation, loss of consortium, breach of fiduciary duty, violation of public policy, or any other common law claim of any kind;

(d) any violation or alleged violation of Title VII of the Civil Rights Act of 1964, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Texas Labor Code, the Texas Unemployment Insurance Act, the Texas Worker’s Compensation Act, the Civil Rights Act of 1866, the Consolidated Omnibus Budget Reconciliation Act, or any other federal, state, or local statute, regulation, or ordinance;

(e) any violation or alleged violation of the Age Discrimination in Employment Act, as amended;

(f) any claim for severance pay, bonus, sick leave, vacation or holiday pay, life insurance, health insurance, disability or medical insurance, or any other employee benefit;

(g) any claim relating to or arising under any other local, state, or federal statute or principle of common law (whether in contract or in tort) governing employment, discrimination in employment, and/or the payment of wages or benefits; and

(h) any claim that the Company or any of the other Released Parties has acted improperly, illegally, or unconscionably in any manner whatsoever at any time prior to the execution of this Agreement; provided however, that the release described herein shall not apply to any claims that Seward has or may have in the future (i) with respect to any breach of this Agreement by the Company or (ii) with respect to any claim under the Company’s managers and officers insurance policies or claims for indemnification pursuant to Section 8 of the Employment Agreement, or (iii) with respect for any vested benefits of Seward under any employee benefit plan of the Company or any Affiliate.

4. Consideration and Revocation Periods: With respect to Seward’s agreement to release any claims for violations or alleged violations of the Age Discrimination in Employment Act, as amended, as discussed in Paragraph 3(e), above, Seward understands that this Agreement is written in a manner calculated to be understood by him, that he understands this Agreement, that he does not waive any rights or claims that may arise after the date this Agreement is executed, that he is waiving any rights or claims only in exchange for consideration in addition to anything of value to which he already is entitled, that he is advised to consult with an attorney prior to executing this Agreement, that he has a period of at least twenty-one days within which to consider this Agreement, that he has a period of at least seven days following the execution of this Agreement within which to revoke this Agreement, and this Agreement will not become effective or enforceable until the revocation period has expired.

5. Effect Of Revocation Of Agreement By Seward: Notwithstanding the Company’s agreements to pay Seward, in the event of any revocation by Seward of this Agreement pursuant to Paragraph 4, above, the Company will not be obligated to make any payments to Seward under this Agreement and all amounts previously paid to Seward pursuant to Paragraph 2 shall be immediately due and payable to the Company upon written notice to Seward by the Company.

6. Covenant Not To Sue: Seward agrees that it is his intention in executing this agreement that it shall be effective to bar each and every claim up to and including the date hereof that he now has or could have against the Released Parties except as otherwise provided in this Agreement. In signing this Agreement, Seward agrees never to institute any claims at law or equity against the Released Parties, including claims relating to his employment with the Company or any Affiliate or the termination of such employment.

7. Warranty That Claims Have Not Been Assigned Or Conveyed: Seward represents and warrants that he has not assigned or conveyed to anyone else any part of or interest in his claims against any of the Released Parties. Seward agrees to indemnify and hold each of the Released Parties harmless from any liability, demand, cost, expense, or attorney’s fee incurred as the result of the assertion of any such claim or claims by any other person based on such an assignment or conveyance from Seward.

8. Agreement To Indemnify If Claim Is Filed: Seward agrees that if he hereafter commences, joins in, or seeks relief against any of the parties released hereunder through any administrative claim, lawsuit, or arbitration arising out of, based upon, or relating to any of the claims released hereunder or in any manner asserts against any of the Released Parties any of the claims released hereunder, then Seward shall pay, in addition to any other damages caused thereby, all attorney’s fees and costs incurred by such Released Party in defending or otherwise responding to said suit or claim.

9. Non-Competition, No Solicitation, Return of Company Property, Inventions, and Confidentiality Covenants: The parties acknowledge and agree that Sections 4, 5, 6, 7, and 8 of the Employment Agreement remain in full force and effect. Except as set forth in the preceding sentence, the Employment Agreement shall be of no further force or effect.

10. Notification To Company: In the event Seward is required by subpoena or order by a court of any competent jurisdiction to disclose any Confidential Information, as it is defined in Section 7(d) of the Employment Agreement, Seward agrees to promptly notify the Company so that the Company may seek an appropriate protective order and/or waive Seward’s compliance with his obligation to maintain the confidentiality of the Confidential Information. In the event such protective order or other remedy is not obtained, then Seward agrees to disclose only that portion of such Confidential Information that he is legally required to disclose.

11. No Disparagement Of Company: Seward agrees that he will not disparage, directly or indirectly, the Company or its Affiliates, or their respective owners, members, stockholders, agents, directors, officers, managers, associates, partners, employees, insurers, representatives, or lawyers.

12. Litigation And Regulatory Cooperation: Seward agrees to cooperate with the Company in the prosecution or defense of any claims or actions now in existence or that may be brought in the future against or on behalf of any of the Released Parties that relate to events or occurrences that transpired while Seward was employed by the Company or any Affiliate. Seward’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of any of the Released Parties at mutually convenient times. Seward also shall cooperate fully with the Released Parties in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Seward was employed by the Company or an Affiliate. The Company shall reimburse Seward for all costs and expenses incurred in connection with his performance under this paragraph, including, but not limited to, reasonable attorneys’ fees and costs.

13. COBRA: Seward shall have the right, as established under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, 26 U.S.C. 162 (k) (“COBRA”), to continue health coverage provided by the Company’s medical plan, for the 18 month period following the Termination Date, provided that he pays the cost of the premiums for such continuation coverage after August 1, 2006. The Company will pay the cost of the premiums for such continuation coverage from the Termination Date through August 1, 2006. If Seward elects such continuation coverage, he shall immediately notify the Company if he later becomes covered by another employer’s group medical plan during the time that he receives continuation coverage pursuant to the Company’s plan.

14. Legal and Equitable Remedies: The parties agrees that each party hereto has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that such party may have for a breach of this Agreement by the other party.

15. OTHER PROVISIONS.

(a) Governing Law and Consent to Personal Jurisdiction; Arbitration: This Agreement is governed by and will be construed in accordance with the internal laws of the State of Texas without giving effect to any choice of law or conflict provisions or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas, and each party hereby expressly consents to the personal jurisdiction of the state and federal courts located in Harris County, Texas for any lawsuit filed arising from or relating to this Agreement or the related arbitration. Except with respect to injunctive relief as provided for in Paragraph 3 of this Agreement and in Section 4 of the Employment Agreement or other emergency measures, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration by a single arbitrator in an arbitration hearing in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrator shall not have the authority to amend any provision hereof. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. In any arbitration proceeding conducted subject to these provisions, all statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding hereunder. In any arbitration proceeding conducted subject to these provisions, the arbitrator is specifically empowered to decide any question pertaining to limitations and may do so by documents or by a hearing, in his or her sole discretion. In this regard, the arbitrator may authorize the submission of pre-hearing motions similar to a motion to dismiss or for summary adjudication for the purposes of considering such matter. The arbitrator’s decision will be final and binding upon the parties. The parties further agree to abide by and perform any award rendered by the arbitrator. The prevailing party in such proceeding shall be entitled to record and have awarded its reasonable attorney’s fees, in addition to any other relief to which it may be entitled. Unless otherwise specified in this Agreement, ach party shall pay its own fees and expenses in connection with any such arbitration proceeding. In rendering the award, the arbitrator shall state the reasons therefore, including any computations of actual damages or offsets, if applicable.

(b) Successors and Assigns: This Agreement will be binding upon Seward’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns. This Agreement will be binding upon the Company’s successors and assigns and will be for the benefit of Seward’ heirs, executors, administrators and other legal representatives.

(c) Third-Party Beneficiaries: Seward and the Company acknowledge and agree that the terms of this Agreement, including but not limited to the releases of claims by Seward, will inure to the benefit of the Company’s affiliated entities, owners, stockholders, agents, directors, officers, members, managers, partners, employees, insurers, representatives, lawyers, employee welfare benefit plans, pension plans and/or deferred compensation plans and their trustees, administrators or other fiduciaries, the successors or assigns of any of the foregoing, and all persons acting by, through, under, or in concert with them, or any of them.

(d) Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) Headings and Construction: The headings in this Agreement are for convenience only and are not considered a part of or used in the construction or interpretation of any provision of this Agreement.

(f) Entire Agreement: The matters set forth in this Agreement constitute the sole and entire agreement between Seward and the Company and supersede all prior agreements (except as otherwise set forth herein), negotiations, and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. No other representations, covenants, undertakings, or other prior or contemporaneous agreements, oral or written, regarding the matters set forth in this Agreement shall be deemed to exist or bind any of the parties hereto. Each party understands and agrees that it has not relied on any statement or representation by the other party or any of its representatives in entering into this Agreement.

(g) Amendment to This Agreement: Any amendment to this Agreement must be writing and signed by duly authorized representatives of the parties hereto and stating of the intent of the parties to amend this Agreement.

(h) Voluntary Execution: This Agreement has been entered into as a result of arms-length negotiations between Seward and the Company, and the parties each represent that they are voluntarily executing this Agreement after an adequate opportunity to consult with counsel of their choosing regarding its meaning and effect.

(i) Execution in Counterparts: This Agreement may be executed in counterparts, including facsimile counterparts, with the same force and effectiveness as if it were executed in one complete document.

IN WITNESS WHEREOF, the Company and Seward have executed and delivered this Agreement as of the date first written below.

AGREED:	Hercules Drilling Company, LLC, d/b/a Hercules Drilling Company, a Delaware limited liability company

	By:	/s/ Randall D. Stilley
	Name:	Randall D. Stilley
	Date:	October 4, 2005

AGREED:	Thomas J. Seward II

/s/ Thomas J. Seward II
Date: October 4, 2005

7